News Release

For Immediate Release:	For More Information,
September 12, 2025	Contact: Corey Dall
919-362-9192

First Bancorp Announces Cash Dividend

Southern Pines, NC, September 12, 2025 - The Board of Directors of First Bancorp (NASDAQ: FBNC) (the “Company”), the parent company of First Bank, has declared a cash dividend on its common stock of $0.23 per share payable on October 25, 2025 to shareholders of record as of September 30, 2025.

Richard Moore, Chief Executive Officer of First Bancorp, stated, “During the second quarter, we remained focused on serving our customers, maintaining robust capital and liquidity along with stable credit quality, thus resulting in solid financial results. For over forty years, we have paid dividends on our common stock and we are committed to providing a valuable return on investment to our shareholders.”

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.